Exhibit 99.1

STWC HOLDINGS, INC.
CONSULTING AGREEMENT
Effective November 1, 2018 ("Effective Date"), STWC Holdings, Inc. ("Company") and J Paul Consulting Corp, a Colorado corporation ("Consultant") agree as follows:

1. Services.  Consultant agrees to consult with and advise Company from time to time, at Company's request (the "Services").  The Services provided by the Consultant shall include those as provided for in Exhibit A attached hereto, as so requested by the Company.
2. Consideration.  As consideration due Consultant for Services, the Company shall pay Consultant as follows:
(a) Monthly Cash Consideration.  The Company shall pay Consultant a monthly retainer of Four Thousand Dollars ($4,000.00).  Such fee shall be paid in arrears on or before the fifth (5th) day of the month following the month in which Services are rendered and continue until terminated as provided for herein.
(b) Expenses. Upon presentation of reasonable documentation of expenses, which have been pre-approved, in writing by Company, Company shall promptly reimburse the Consultant for all reasonable, pre-approved, out-of-pocket costs incurred by the Consultant on the Company's behalf in connection with this provision of the Services hereunder.
(c) Stock/Warrants. Promptly following the effective date, and provided, that the Company and Consultant have agreed to a mutually agreeable vesting schedule, the Company will issue Consultant warrants to purchase up to One Hundred Fifty Thousand (150,000) shares of Company common stock (the "Warrant Grant").
(d) The Warrant Grant shall have a term of three (3) years and shall vest as follows:
(i) 50,000 warrants two (2) months from the Effective Date;
(ii) 50,000 warrants four (4) months from the Effective Date; and
(iii) 50,000 warrants six (6) months from the Effective Date.
This Agreement must be in effect at the time the applicable warrant grant vests under this Agreement to be valid.
(e) Any warrants issued in connection with the Warrant Grant and shall provide for an exercise price equal to eighty cents ($0.80) for the first fifty thousand warrants, one dollar ($1.00) for the next fifty thousand warrants, and one dollar twenty-five cents ($1.25) for the final fifty thousand warrants.

3. Ownership.  Company shall own, and Consultant shall and hereby does assign to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information ("Inventions").
4. Proprietary Information.  Consultant agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company's customers or employees) Consultant obtains from or assigns to Company, or learns in connection with the Services, constitute "Proprietary Information." Consultant will hold in confidence and not disclose or, except in performing the Services use any Proprietary Information.  However, Consultant shall not be so obligated with respect to information that Consultant can document (i) is or becomes readily publicly available without restriction through no fault of Consultant, or (ii) that Consultant knew without restriction prior to its disclosure by Company.  Upon termination or as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information.
5. Solicitation.  Consultant agrees that during the term of this Agreement and for one year thereafter, Consultant will not encourage or solicit any employee or consultant of Company to leave the Company for any reason.
6. Term and Termination.  The term of this Agreement ("Term") shall be six (6) months.  At the expiration of the Term, the Agreement may be extended by mutual agreement of the parties.  Consultant may terminate this Agreement by providing Company no less than thirty (30) days written notice.  The Company may immediately terminate this Agreement at any time and for any reason by providing Consultant with written notice of the termination.
7. Relationship of the Parties; No Conflicts; Promotional Rights.  Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and shall not bind nor attempt to bind the other to any contract.  Consultant represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Consultant or right of any third party. Company may use and authorize the use of Consultant's name, likeness and biographical information in promotional materials, websites and the like.
8. Miscellaneous.  This Agreement and the Services performed hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company.  Any attempt to do so shall be void.  Company shall be free to transfer any of its rights under this Agreement to a third party.  Any breach of Section 3, 4 or 5 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company shall be entitled to injunctive relief with respect thereto in addition to any other remedies.  This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of law provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.  Any notice shall be given in writing by first class mail and addressed to the party to be notified at the address below, or at such other address as the party may designate by ten (10) days' advance written notice to the other party.
IN WITNESS WHEREOF, the parties have executed this Consultant Agreement on the day and year first indicated above.

COMPANY:

STWC HOLDINGS, INC.

By:

	Name:	Erin Phillips
	Title:	President/CEO

CONSULTANT:

(Signature)

Jeff P. Ploen
Name (Please Print)

Address:

Exhibit A
The Services

The services to be provided by the Consultant shall include:
1.	Market research, advisory and regular corporate messaging services and guidance;
2.	Introductions to retail and institutional investors nationwide. Assistance and guidance on Company's capital raising initiatives;
3.
Establishing channels of communication between Company and identified investors, broker dealers, family offices, high net worth individuals, prospective partners and joint venturers, and prospective banking partners.

4